Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 16, 2017 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Bazaarvoice Inc.'s Annual Report on Form 10‑K for the year ended April 30, 2017.

/s/ PricewaterhouseCoopers LLP
Austin, Texas
June 19, 2017